UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  Form 8-K

                               CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): October 3, 2002

                       AMERICAN WATER WORKS COMPANY, INC.
                ----------------------------------------------
             (Exact name of registrant specified in its charter)

        Delaware                     0001-03437              51-0063696
-------------------------------     -----------          ----------------
(State or other Jurisdiction of     (Commission          (I.R.S. Employer
     Incorporation)                 File Number)        Identification No.)

    1025 Laurel Oak Road, P.O. Box 1770 Voorhees, NJ           08043
    ------------------------------------------------           -----
        (Address of principal executive offices)             (Zip Code)

     Registrant's telephone number, including area code: (856) 346-8200

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ITEM 9.  REGULATION FD DISCLOSURE.

American Water Works Company, Inc. is furnishing herewith a copy of a press release announcing the retirement of J. James Barr, President and Chief Executive Officer. This information is attached to this Form 8-K as Exhibit 99.1.

                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     AMERICAN WATER WORKS COMPANY, INC.


                                     By:   /s/ W. Timothy Pohl
                                     -----------------------------------------
                                     Name:   W. Timothy Pohl
                                     Title:  General Counsel and Secretary


Date:  October 3, 2002


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                                 EXHIBIT INDEX

Exhibit No.   Description

99.1 Press Release, dated as of October 3, 2002, of American Water Works Company, Inc.

                                                                  Exhibit 99.1

FOR IMMEDIATE RELEASE

Tom R. Thoren
Vice President, External Affairs
856-566-4026
www.amwater.com


AMERICAN WATER WORKS' CEO ANNOUNCES PLAN TO RETIRE


VOORHEES, N.J., October 3, 2002 - Marilyn Ware, Chairman of the Board of American Water Works Company, Inc., announced today that J. James Barr, the 61 year old President and Chief Executive Officer of the Company, has decided to retire upon completion of the acquisition of the Company by RWE, which is expected in the first half of 2003.

"At that time, Mr. Barr will have completed more than 41 years of dedicated service to the Company, in a period which spans significant growth and unique challenges," Ms. Ware said. "We thank him for his many contributions and devotion and wish him a long and happy retirement." In addition, Ms. Ware reiterated that in accordance with the merger agreement, the Board of Directors will resign upon completion of the transaction. Ms. Ware will continue to participate as a member of the RWE Economic Advisory Board and upon close of the transaction, as a member of the Thames Water International Advisory Council.

"It has been my privilege to be involved for so long with an enterprise devoted to such a vital resource and with people so committed to community service", Mr Barr said. "I am truly excited about the future for this business, particularly in view of American Water joining forces with Thames Water in the RWE family of utility service organizations. The American Water Works team, partnered with Thames Water and RWE, will be an even stronger provider of water and wastewater services to customers in the United States. "

At the same time, Dr. Dietmar Kuhnt, President and Chief Executive Officer of RWE, announced that upon completion of RWE's acquisition of American Water Works Company, Bill Alexander will become Chairman, President and Chief Executive Officer of the Company, in addition to his broader responsibilities for the global water division, where he is Group CEO. Mr. Alexander will work with the existing management team from American Water Works and the regional Thames Water Americas' team to oversee the smooth integration of the companies. His priority will be continuity of the business in the interests of the customers, associates and shareholders. The Executive Team will report to Mr. Alexander, who will spend a significant portion of his time in the U.S. following completion of the transaction.


Continued...


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AWK - Page 2



Mr. Alexander said, "Jim Barr is well known and highly respected in the U.S. water industry, and we wanted him to continue in his present role. But we also appreciate that he feels that this is the right time for him to retire and therefore we wish him all the best in the future. He leaves behind an excellent management team, with highly motivated and committed associates and I look forward to working with them closely in the future."

About American Water Works

American Water Works Company is the largest publicly traded U.S. corporation devoted exclusively to the business of water. Its 6,600 associates provide water, wastewater and other related services to 15 million people in 27 states and three Canadian provinces. More information can be found on the Company's website.




     Forward looking statements in this report, including, without limitation, statements relating to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. These factors include, among others, the following: the success of pending applications for rate increases, inability to obtain, or to meet conditions imposed for, regulatory approval of pending acquisitions, weather conditions that tend to extremes of temperature or duration; availability, terms and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with governmental regulations, particularly those affecting the environment and water quality; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; changes in business strategy or plans; quality of management; general economic and business conditions; the ability to satisfy the conditions to closing set forth in the definitive agreement; and other factors described in filings of the Company with the SEC. The Company undertakes no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.


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